Exhibit (a)(5)(C)

Genius Sports Limited Announces Extension of Consent Solicitation Relating to Warrants

LONDON & NEW YORK, December 16, 2022 — Genius Sports Limited (NYSE: GENI) (“Genius” or the “Company”) today announced the extension of its previously-announced solicitation of consents (the “Consent Solicitation”) from holders of the Company’s outstanding warrants. The Expiration Date of the Consent Solicitation will be extended from 11:59 p.m., Eastern Time, on December 16, 2022, to 11:59 p.m., Eastern Time, on January 19, 2023, or such later time and date to which the Company may further extend (the “Expiration Date”).

The Company intends to file amendments to its Schedule TO and Form F-4 to amend the terms set forth therein to (i) provide holders of warrants with the opportunity to exercise their warrants on a cash or cashless basis at a reduced exercise price of 74% of the reference price of an Ordinary Share of the Company, which, if exercised on a cashless basis, would result in holders of warrants receiving 0.260 Ordinary Shares of the Company for each warrant exercised, and (ii) solicit consents to an amendment to the Warrant Agreement (the “Warrant Amendment”) pursuant to which any warrants that have not been exercised by the holder thereof on or prior to the Expiration Date would be automatically exercised on the trading day following the Expiration Date on a cashless basis at an exercise price that is 76.6% of the reference price of an Ordinary Share, resulting in such holders receiving 0.234 Ordinary Shares for each warrant exercised. The exercise of the warrants on such terms and the amendment to the Warrant Agreement will be conditioned on the exercise at the reduced exercise price and consent by holders of at least 50% of the outstanding warrants. Further information with respect to the amended terms and conditions of such exercise and consent will be provided in amendments to the Company’s Schedule TO and Form F-4 originally filed on November 18, 2022.

The purpose of the Consent Solicitation is to simplify the Company’s capital structure and reduce the potential dilutive impact of the warrants thereby providing the Company with greater financial flexibility and providing investors and prospective investors with greater certainty as to Genius’ capital structure.

Prior to obtaining the requisite consents to approve the Warrant Amendment and the effectiveness of the Warrant Amendment, any exercise of the warrants shall be on the terms set forth in the Warrant Agreement as in effect on the date hereof, without giving effect to the transactions described above.

The Company has engaged BofA Securities, Inc. as the solicitation agent for the Consent Solicitation and the exercise of the warrants, including any subsequent amendments to the transaction structure. D.F. King & Co., Inc. has been appointed as the information and tabulation agent for the Consent Solicitation and Continental Stock Transfer & Trust Company is the Company’s transfer agent. Requests for documents should be directed to D.F. King & Co., Inc. at (800) 370-1749 (for warrant holders) or (212) 269-5550 (for banks and brokers) or via the following email address:geniussports@dfking.com.

Important Additional Information Has Been Filed with the U.S. Securities and Exchange Commission

In connection with the Consent Solicitation, the Company has filed with the U.S. Securities and Exchange Commission a registration statement on Form F-4 and a tender offer statement on Schedule TO. The Consent Solicitation is made solely upon the terms and conditions of the prospectus (which forms a part of the registration statement and is incorporated by reference into the Schedule TO). Copies of the Schedule TO and prospectus will be available free of charge at the website of the U.S. Securities and Exchange Commission at www.sec.gov.

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the warrants or an offer to sell or a solicitation of an offer to buy any ordinary shares in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. The Consent Solicitation is being made only through the Schedule TO and prospectus and the complete terms and conditions of the Consent Solicitation are set forth in the Schedule TO and prospectus.

Holders of the warrants are urged to read the Schedule TO and prospectus carefully before making any decision with respect to the Consent Solicitation because they contain important information, including the various terms of, and conditions to, the Consent Solicitation.

None of the Company, any of its management or its board of directors, or the solicitation agent, the transfer agent or the information and tabulation agent makes any recommendation as to whether or not holders of warrants should consent to the Warrant Amendment in the Consent Solicitation.

About Genius

Genius Sports is the official data, technology and broadcast partner that powers the global ecosystem connecting sports, betting and media. Our technology is used in over 150 countries worldwide, creating highly immersive products that enrich fan experiences for the entire sports industry.

We are the trusted partner to over 400 sports organizations, including many of the world’s largest leagues and federations such as the NFL, EPL, FIBA, NCAA, NASCAR, AFA and Liga MX.

Genius Sports is uniquely positioned through cutting-edge technology, scale and global reach to support our partners. Our innovative use of big data, computer vision, machine learning, and augmented reality, connects the entire sports ecosystem from the rights holder all the way through to the fan.

Forward-Looking Statements

This press release contains forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements include information about our possible or assumed future results of operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify such forward looking statements. Forward-looking statements in this press release may include, for example, statements about the consummation of the Consent Solicitation, the entry into the Warrant Amendment and the effects of the Consent Solicitation on our capital structure. Although the Company believes that the forward-looking statements contained in this press release are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to: our ability to successfully complete the Consent Solicitation; the effect of COVID-19 on our business; risks related to our reliance on relationships with sports organizations and the potential loss of such relationships or failure to renew or expand existing relationships; fraud, corruption or negligence related to sports events, or by our employees or contracted statisticians; risks related to changes in domestic and foreign laws and regulations or their interpretation; compliance with applicable data protection and privacy laws; pending litigation and investigations; the failure to protect or enforce our proprietary and intellectual property rights; claims for intellectual property infringement; our reliance on information technology; risks related to our ability to achieve the anticipated benefits from the business combination with dMY Technology Group, Inc. II; and other factors included under the heading “Risk Factors” in our filings with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances upon which any statement is based.

Contact

Media

Chris Dougan, Chief Communications Officer

+1 (202) 766-4430 chris.dougan@geniussports.com

Investors

Brandon Bukstel, Investor Relations Manager

+1 (954)-554-7932 brandon.bukstel@geniussports.com

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